EXHIBIT 99.1


             TECHNICLONE CONSUMMATES $6.1 MILLION SALE/LEASEBACK OF
                              CORPORATE FACILITIES



    -Company Receives $1.9 Million in Net Proceeds and a Note Receivable for
                                 $1.9 Million-

TUSTIN, CA.-DECEMBER 28, 1998-TECHNICLONE CORPORATION (NASDAQ: TCLN) a developer of leading-edge unique therapeutics for the advanced treatment of cancer, announced today that it has consummated the sale/leaseback of its two corporate facilities totaling 47,500 square feet for an aggregate sales price of $6,100,000.

Consideration received by the Company includes a cash payment of $4,175,000 and receipt of a Note totaling $1,925,000. The Note Receivable bears 7% interest, is payable monthly based on 20 year amortization, and is due upon the earlier to occur: sale of the property or the end of the initial lease term (12 years).

The leaseback is a Triple Net Lease, wherein the lessee (Techniclone) is responsible for all expenses incurred in the maintenance of the building including property taxes and insurance. The Company negotiated a twelve-year lease with two five-year extension options.
The initial basic rent is $56,250 per month, with 3.35% rent increases at two year intervals.

Concurrently, the Company borrowed $200,000 from the buyer/landlord pursuant to a 7% note payable over a three year period.

The net cash received by the Company, reduced by the amounts required to satisfy existing mortgages (totaling $1,942,000), expenses of the sale, lease deposits, prorated rent and the increase of the $200,000 borrowing, amounted to $1,921,000.

Steven C. Burke, Chief Financial Officer stated, "The Company is pleased to have closed this transaction which provides Techniclone with additional operating capital as we fulfill our needs for expanded clinical trial activity and scale-up in preparation for commercialization."

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the Company's expectations as a result of risk factors discussed in Techniclone's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's report on Form 10Q for the quarter ended July 31, 1998 and Form 10K for the year ended April 30, 1998.


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Company Overview: Techniclone Corporation is engaged in the research and development of unique therapeutics for the treatment of cancer. The Company utilizes innovative targeting technologies to develop products capable of destroying cancerous tumors throughout the body.

Presently in Phase II clinical testing, the Company's Tumor Necrosis Therapy
(TNT) is designed to deliver high doses of radiation directly to the core of the tumor while causing minimal damage to surrounding tissue. Oncolym(R), a therapy for the treatment of advanced Non-Hodgkin's B-Cell Lymphoma, is currently undergoing Phase II/III human testing.

The Company is also developing two additional technologies for the treatment of solid tumors, Vasopermeation Enhancement Agents (VEA) and Vascular Targeting Agents (VTA). VEAs act on tumors to increase the concentration of conventional chemotherapy in the tumor site while VTAs attach to tumor blood vessels creating a blood clot which kills the tumor by eliminating its oxygen and nutrient supply. Additional information on the Company and its products can be found at www.techniclone.com.


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